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                                                                  Exhibit 10.t


                  TRANSITION/CONSULTING COMPENSATION AGREEMENT
                  --------------------------------------------


This Transition/Consulting Compensation Agreement is dated as of June 13, 1996, by and between HUFFY CORPORATION, an Ohio corporation, with principal offices at 225 Byers Road, Miamisburg, Ohio 45342 ("Huffy") and RICHARD L. MOLEN, an individual residing at Dayton, Ohio 45429 ("Molen"), under the following circumstances:

A. Molen currently serves as Chairman of the Board of Directors and Chief Executive Officer of Huffy and, as part of a planned management transition, plans to relinquish his position as Chief Executive Officer and to retire in accordance with the "Rule of 85" under the Huffy Salaried Employees' Retirement Plan from employment by Huffy on December 31, 1998 (the period from June 13, 1996 through December 31, 1998, being referred to as the "Transition Period").

B. Molen and Huffy desire to reach certain agreements with respect to Molen's compensation and benefits in connection with such management transition.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

   1. TRANSITION PERIOD. Effective June 13, 1996, Molen shall receive a grant award of 100,000 Non-Qualified Stock Options ("NQSOs"), without accompanying stock appreciation rights, for shares of Common Stock under the 1988 Stock Option and Restricted Share Plan ("1988 Plan"), at the closing market price of Huffy Corporation Common Stock on June 13, 1996. The NQSOs by their terms expire June 13, 2006, and may be exercised at the rate of one-third of the total grant after June 13, 1998, another one-third after June 13, 1999, and the final one-third after June 13, 2000. No additional options shall be granted to Molen under the 1988 Plan or any successor plan during or after the Transition Period.

        Effective May 1, 1997, subject to acceptable performance and the terms of this Agreement, Molen's annual base salary shall be increased to $525,000 through December 31, 1998, the date of his retirement. Except as otherwise set forth in this Section 1, and subject to Sections 4 and 5 herein, Molen shall be entitled to participate in all other Officer/employee plans in accordance with the terms of those plans during the Transition Period.

   2. POST TRANSITION PERIOD. During the period commencing January 1, 1999, and ending on December 31, 2000, Molen shall, subject to election by the Board of Directors, serve as Chairman of the Board of Directors and shall consult with the Company as determined by the Chief Executive Officer of Huffy and approved by the Board of Directors. Molen shall meet with the Chief Executive Officer each January, beginning January, 1999, and review and agree on the various responsibilities, projects or assignments to be undertaken by Molen during that period, including,


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        without limitation, responsibilities in assisting the Chief Executive
        Officer with Management transition and liaison with the Board of Directors. Such responsibilities, projects or assignments, number of days to be worked and such allocation of the days to be worked, and secretarial assistance needed, if any, shall be subject to review and approval by the Board of Directors.

        During such period, Molen shall receive, as consulting fees for such work, a monthly amount computed by dividing his annual base salary on December 31, 1998, by twelve (12) and then multiplying the result by the following appropriate percentage:

                        DURING THE PERIOD                       PERCENTAGE
                        -----------------                       ----------

              January 1, 1999 - December 31, 1999                66 2/3%
              January 1, 2000 - December 31, 2000                33 1/3%

        In addition, Molen shall also receive the following compensation.

           (i) Under the Huffy Profit Sharing Bonus Plan, (i) on or about March 1, 2000, an amount equal to 66 2/3%, and (ii) on or about March 1, 2001, an amount equal to 33 1/3% of the Huffy Profit Sharing Bonus earned by Molen, if any, in 1998 and paid in 1999.

          (ii) Under the Long Term Incentive Plan, 100% of the payment, if any, earned by Molen for the award cycle ending December 31, 1998 and 66 2/3% of the payment, if any, that would have been earned by Molen as Chief Executive Officer for the award cycle ending December 31, 1999. The benefit for each such award cycle shall be determined in accordance with the plan and paid to Molen when paid to other Huffy Officers.

        On and after his retirement on December 31, 1998, Molen shall be entitled to receive the retirement benefits then provided under the provisions of the Huffy Salaried Employees' Retirement Plan and the Huffy Supplemental/Excess Benefits Plan. In addition, Molen shall be entitled to participate in the employee health care plan and in life, AD&D and travel insurance on the same basis as other early retirees under the Huffy Salaried Employees' Retirement Plan who are under the age of 65, excluding, however, any group insurance available to Molen as a non-employee Director. Except as otherwise provided in this Agreement, after December 31, 1998, Molen shall be entitled only to those benefits and to participate in those plans and programs available to other then retirees of Huffy and/or to non-employee Directors of Huffy.

        Except as set forth in this Agreement, commencing January 1, 2001, and continuing until his retirement from the Board of Directors, pursuant to the Board of Directors' retirement policy, Molen shall, subject to election by the Board of Directors, serve in such position and for such compensation as determined by the Board of Directors.



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   3.   MODIFIED COMPENSATION PROGRAMS.  The following programs will be modified with respect to Molen as follows:

        a. The 1993 CEO Long-Term Performance Plan between Huffy and Molen shall be amended to allow all of the Performance Awards (as defined in such Plan) to be earned during the entire Performance Period (as defined in such Plan) set forth in Section 4.b. therein, unless Molen dies or becomes disabled.

        b. The 1987 Restricted Stock Unit Agreement between Huffy and Molen shall be revised to amend the definition of "Termination Date" to allow each Account (as defined in such plan) to be paid ten years following the Award Date (as defined in such plan), unless Molen dies or becomes disabled.

        c. The Huffy Corporation Voluntary Deferred Compensation Agreements between the Corporation and Molen may, at the election of Molen, be amended to extend the Termination Date(s) (as defined in such Agreements) to up to December 31, 2013, subject to those conditions imposed by the Corporate Benefits Advisory Committee relating to amendments to change the Termination Date(s).

   4. NON-COMPETITION. Molen agrees that during the period that compensation and/or benefits are being paid to him hereunder and for a period of five
        (5) years thereafter, without the prior written approval of the Board of Directors of Huffy, he shall not, either as a consultant, shareholder, joint venturer, partner, officer, employee, licensee, licensor, agent, solicitor, distributor, creditor, advisor, principal, director, dealer, representative or in any other capacity, in any way engage or participate, directly or indirectly, (a) in any business which is a major customer of Huffy or any of its affiliated or subsidiary companies, or the successors or any of the related interests of any of them, (b) in any business which competes against any of the businesses engaged in or contemplated by Huffy or any of its affiliated or subsidiary companies, or the successors or any of the related interests of any of them (it being understood and agreed that the business activities of Huffy and its affiliated and subsidiary companies are carried on throughout the world), or (c) in any business which seeks to purchase or otherwise acquire, merge, consolidate or otherwise combine with, or otherwise achieve control of Huffy or any of its affiliated or subsidiary companies. In the event of any violation of this restrictive covenant, Huffy may, to the extent permitted by law, forthwith discontinue the payment of any or all further compensation provided in Sections 1, 2 and/or 3 herein as well as benefits under the Supplemental/Excess Benefit Plan and/or may enforce such restrictive covenants by specific performance in any court of competent jurisdiction in the world and/or in an action for monetary damages. If any court of competent jurisdiction shall determine either the period or the territory covered by this restrictive covenant is unreasonable, said restrictive covenant shall not be deemed to be null, void and of no effect, but shall be reformed by said court to impose a reasonable period or a reasonable territorial limitation, as the case may be.

   5. WAIVER, AMENDMENT. Any waiver, alteration or modification of any of the provisions of this Agreement or cancellation or replacement of this Agreement shall not be valid


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        unless in writing, signed by the parties and approved by the Board of
        Directors of Huffy.

   6. STATE OF LAW. This Agreement shall be governed by the laws of the State of Ohio in all respects. If any provision hereof is contrary to or prohibited by or deemed invalid under federal, state or local law, such provision shall, if the parties agree, be amended to comply with applicable law, or if no such agreement, be inapplicable and deemed omitted.

   7. ASSIGNMENT. This Agreement shall inure to the benefit of and bind the parties hereto and their respective legal representatives, successors and assigns; provided, however, that Molen shall not assign this Agreement or any of his rights hereunder without the prior written consent of Huffy.

   8. NOTICES. Notices hereunder shall be deemed given upon receipt of same by certified or registered mail, with postage prepaid, addressed as follows:

                                    If to Huffy, to:

                                       Huffy Corporation
                                       P.O. Box 1204
                                       Dayton, OH  45401
                                       Attention: Secretary

                                    If to Molen, to:

                                       Richard L. Molen
                                       Dayton, OH 45429

        Any party may change its or his address for purposes of notices hereunder by notice duly given to the other party as provided above.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                                  /S/ Richard L. Molen
                                                  ----------------------------
                                                      Richard L. Molen


                                                  HUFFY CORPORATION


                                                  By: /S/ Nancy A. Michaud
                                                     ------------------------
                                                     Vice President - General
                                                     Counsel and Secretary